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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) October 28, 1996
                                                      ----------------

                           Statewide Financial Corp.
                           -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------   --------------------
     (State or other jurisdiction of    (Commission    (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------      --------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                         -------------




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     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not Applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not Applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not Applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not Applicable.



     Item 5.   Other Events.
               -------------
               Registrant issued a press release on Tuesday, October 22, 1996 announcing its third quarter earnings.



     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not Applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.              Description
               -----------              -----------

                  99 Press Release dated October 22, 1996 announcing the Registrant's third quarter earnings.


     Item 8.   Change in fiscal year
               ---------------------
               Not Applicable.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    October 28, 1996                   By:  Bernard F. Lenihan
                                                  -------------------------
                                                  Senior Vice President and
                                                  Chief Financial Officer




                                 EXHIBIT INDEX
                                 -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

     99                  Press Release dated October 22, 1996
                         announcing Registrant's third quarter
                         earnings.



     FOR IMMEDIATE RELEASE                 CONTACT:  Augustine F. Jehle
     October 22, 1996                                201-795-4000
                                                     Anthony S. Cicatiello
                                                     908-382-1066


                    Statewide Reports Third Quarter Results


               Net Loss of $0.11 Per Share Reflects One-Time Assessment to Recapitalize Savings Association Insurance Fund

               Exclusive of Assessment, Net Income and Per Share Earnings Increased from a Year Ago and Preceding Quarters

               Stock Repurchase Plan Completed


     Jersey City, N.J. (October 22, 1996) . . . Statewide Financial Corp (Nasdaq: SFIN), the holding company for Statewide Savings Bank S.L.A., today reported a net loss of $492,000, or $0.11 per share, for the quarter ended September 30, 1996, as a result of a pre-tax charge of $2,651,000, representing the Company's portion of an industry-wide assessment on thrift institutions to recapitalize the Savings Association Insurance Fund (SAIF). The assessment reduced net income by $1,697,000, or $0.37 per share. Exclusive of the SAIF assessment, the net income of the Company for the three months ended September 30, 1996 would have been $1,205,000, or $0.26 per share, as compared to $500,000, for the same quarter last year, and $1,154,000, or $0.24 per share for the quarter ended June 30, 1996.

     Nine-month earnings to date totaled $1,867,000 or $.39 per share. Exclusive of the SAIF assessment, the net income of the Company for the nine months ended September 30, 1996 would have been $3,564,000, or $0.74 per share, compared to $2,018,000 for the nine months ended September 30, 1995. The Company completed its initial public offering on September 29, 1995. Accordingly, per share data did not exist for the prior periods.

     On September 30, 1996, omnibus spending legislation was enacted which, among other effects, mitigated the disparity between insurance premiums for deposits insured by the Savings Association Insurance Fund (SAIF) and deposits insured by the Bank Insurance Fund (BIF). Immediately preceding the legislation, the Company was incurring deposit insurance expense at the rate of 23 cents per $100 of deposits. The Company expects the rate to be reduced, effective January 1, 1997, to approximately 6.4 cents per $100 of deposits. The legislation requires all SAIF-member institutions, including the Company, to pay a one-time fee of 65.7 basis points on the amount of deposits held at March 31, 1995. Accordingly, during the third quarter, the Company recognized $2.6 million additional FDIC insurance expense. The effect to net income for the third quarter was a reduction of $1.7 million or $0.37 per share.

     Commenting on the industry-wide charge, Victor M. Richel, Chairman, President and Chief Executive Officer, said, "We are pleased that the legislative process has resolved the insurance premium disparity which worked to the disadvantage of a healthy thrift industry. This is the first step toward merging thrift and bank charters, so that community banks, such as ours, can compete on equal ground."

     With respect to the Company's results, Richel stated, "This quarter marks continued progress toward our goals. Our loan growth has been impressive, particularly to commercial borrowers, and our distribution system continues to improve and provide us with core deposit growth so that we continue to have access to lower cost of money despite the increases in interest rates which have occurred during this past quarter."

     Richel also noted that during this past quarter, the Company instituted a dividend policy, declared its first quarterly dividend, and initiated and completed a stock repurchase program for five percent of its outstanding stock. He added, "I am pleased that our earnings growth has continued to improve over preceding quarters and that our nine-month earnings of $0.74 per share before the SAIF assessment demonstrate strong, sustained results."

     At September 30, 1996, the Company's total assets were $662 million compared to $559 million at December 31, 1995, and $678 million at June 30, 1996. The reduction in total assets during the quarter was the result of sales of mortgage-backed securities with proceeds used to repay borrowings and to fund growth in the Company's net loan portfolio, which increased $46.7 million, or 17%, to $315.5 million at September 30, 1996 compared to $268.8 million at June 30, 1996. Of this growth, one-to-four family residential mortgages increased 19% over the June 30, 1996 balance, or $41.1 million, primarily in adjustable rate mortgages with five-to-seven year initial reset periods. In addition, commercial loans increased $5.6 million, or 63%, and consumer loans increased $371,000 or 1% compared to their June 30, 1996 balances. Yields for the current quarter from the loan portfolio averaged 7.91%.

     Short-term borrowings at September 30, 1996 were $146.8 million, or $102.1 million more than the balance outstanding at December 31, 1995 and $12.8 million less than the June 30, 1996 balance. The Company's borrowings at September 30 will all mature before December 31, 1996. Richel indicated that it is the Company's intention to keep its borrowing maturities short term, subject to prevailing market interest rates, at least into the first quarter of 1997. Costs for these borrowings approximated 5.42% at September 30, 1996.

     Deposits totaled $442.4 million at September 30, 1996, representing an increase of 1% from December 31, 1995 and a decrease of 0.9% from June 30, 1996. However, core deposits grew $3.1 million, or 1.3% during this quarter and $19.4 million, or 8.6% during the last nine months. During both the quarter and the year to date, interest rates paid to retail depositors have been rising within the Company's market area. In response, the Company developed products which emphasized customer relationships rather than matching the most aggressively priced certificate of deposit offerings by its competition. As a result, there has been runoff in certificates of deposits primarily from depositors who do not have other accounts with the Company. Yet there has been an increase in core deposits as a result of this product development, and as a result of marketing efforts by the Company, especially with respect to its newest branches and affinity groups with whom it has established relationships.

     Shareholders' equity decreased $1.8 million and $7.0 million during the quarter and nine-month periods respectively, to $65.4 million at September 30, 1996. The decrease from the preceding quarter was the aggregation of five events. During the quarter the Company purchased on the open market, and retired, 263,488 shares of its stock, for $3.1 million, at approximately $11.91 per share; also during the quarter the Company declared its first quarterly dividend, decreasing equity by $457,000; and incurred a net loss for the quarter, including the SAIF assessment charge, of $492,000. Partially offsetting these decreases were an increase of $2.0 million (net of tax) in the market value of its investment portfolio, all of which it classifies as available for sale, and an allocation of ESOP shares and other employee benefit plans of $203,000.

     The results of operations for the three and nine months ended September 30, 1996 reflect increases in net interest income, after provisions for loans losses, of $1.6 million and $3.7 million respectively, from the same periods a year ago. These increases in income were partially offset by increases of $0.3 million and $1.5 million in other non-interest expenses as the Company continued to position itself for future growth. The increase in net interest income between periods reflected increases in average interest earning assets, primarily comprised of loan growth and growth in mortgage-backed securities, from levels in place during the same periods last year. The expense increases reflect, among other factors, the increased staffing and support requirements necessary to position the Company to achieve its marketing and operational objectives, including staffing of the Company's three new branches opened during the period since March 31, 1995. Additionally, the increased expense reflects normal salary increases, and refurbishing of existing facilities.


     During the quarter ended September 30, 1996, the Company incurred a loss of $21,000 on sales of mortgage-backed securities, and recognized a charge of $1,074,000 for the reduction in value of securities identified for sale during the quarter, and sold subsequent to quarter end. Proceeds from the sale during the quarter approximated $53.3 million and were used primarily to fund loan growth. Securities identified for sale during the quarter approximated $58.6 million and had yields which approximated the Company's borrowing rates. Proceeds from this sale will be used to reduce borrowing levels, until market conditions allow for re-deployment. The effect of these losses was to reduce earnings per share by $0.15 for the three and nine months ended September 30, 1996.

     Non-interest income for the three and nine months ended September 30, 1996 is $432,000 and $1,612,000. These amounts include income of $40,000 and $565,000 respectively, from the collection of unaccrued interest associated with loans whose principal had been repaid, as compared with $347,000 in the prior year's similar periods. The interest on one of these loans has been completely paid. The effect of this non-recurring income to earnings per share for the three and nine months ended September 30, 1996 was $.01 and $.08 respectively. Absent these credits, non-interest income increased 11.4% or $40,000 during the current quarter from a year ago and decreased 13.3% or $160,000 during the nine months ended September 30, 1996 when compared to the same nine-month period a year ago. The year-to-date decreases, as compared to the prior year, occurred during the first quarter primarily because of decreases in commissions from annuity sales, as the Company prioritized its resources toward developing its new branches and marketing its core products rather than selling annuities.

     Income tax expense for the three months ended September 30, 1996 reflects a tax benefit of $1.4 million, which is the result of the tax effect of the loss incurred for the quarter then ended, and the result of the reversal of a $702,000 tax liability, previously established, which expired during the quarter. The effect of this reversal was to increase earnings per share by $0.15 for the three and nine months ended September 30, 1996.

     Statewide Financial Corp, headquartered in Jersey City, N.J., is the holding company for Statewide Savings Bank, which maintains 16 branches in Hudson, Union, Bergen and Passaic counties. Statewide Savings Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation
     (FDIC).


     SELECTED FINANCIAL CONDITION DATA             Sept.30, Dec. 31,
     (dollars in thousands)                          1996      1995
                                                     ----      ----

     Total Assets                                  $662,067  $559,049
     Loans, Net                                    $315,478  $195,773
     Debt and Equity Securities                    $ 64,892  $ 80,126
     Mortgage-Backed Securities                    $251,593  $260,107
     Other Real Estate Owned, Net                  $    755  $    652
     Total Deposits                                $442,353  $438,021
     Borrowed Funds                                $146,798  $ 44,703
     Shareholders' Equity                          $ 65,357  $ 72,315
     Book Value Per Share                          $  13.09       n/a


                                    For the Three     For the Nine
     SELECTED OPERATING DATA         Months Ended     Months Ended
     (dollars in thousands)         September 30,    September 30,

                                     1996    1995    1996     1995
                                     ----    ----    ----     ----

     Interest Income               $11,853  $8,569  $34,135 $25,542
     Interest Expense                6,365   4,697   18,033  13,298
                                    ------   -----   ------  ------
     Net Interest Income             5,488   3,872   16,102  12,244
     Provision for Loan Losses         125     125      375     264
                                     -----   -----   ------  ------
     Net Interest Income After
       Provision for Loan Losses     5,363   3,747   15,727  11,980
     Non-Interest Income               432     699    1,612   1,554
     Net (Loss) on Sales of
       Investment Securities        (1,095)      0   (1,095)      0
     Foreclosed Real Estate
       Expense, Net                     17      (2)      74     124
     FDIC SAIF Assessment            2,651       0    2,651       0
     Other Non-Interest Expense      3,955   3,650   11,757  10,179
                                     -----   -----   ------  ------
     (Loss) Income Before Income
       Taxes                        (1,923)    798    1,762   3,231
     Income Tax (Benefit) Expense   (1,431)    298     (105)  1,213
                                     -----     ---    -----   -----
     Net (Loss) Income             $  (492) $  500  $ 1,867 $ 2,018
                                   =======  ======  ======= =======
     (Loss) Earnings Per Share     $  (.11)    n/a  $   .39     n/a
                                   =======     ===  =======     ===


                                      At or For the      At or For the
                                    Three Months Ended Nine Months Ended
     SELECTED FINANCIAL RATIOS (1)    September 30,      September 30,
                                      1996     1995     1996      1995
                                      ----     ----     ----      ----

     Return on Average Assets         (.29%)    .41%     .38%      .56%
     Return on Average Capital       (3.07%)   8.64%    3.66%    12.13%
     Capital to Assets                9.87%   13.08%    9.87%    13.08%
     Net Interest Rate Spread (2)     2.93%    3.07%    2.93%     3.33%
     Net Interest Margin (3)          3.35%    3.29%    3.39%     3.52%
     Non-Interest Income to
      Average Assets                   .26%     .57%     .33%      .43%
     Non-Interest Expense to
       Average Assets, Exclusive
       of SAIF Assessment Charge 2.36% 2.99% 2.42% 2.87% Efficiency Ratio, Exclusive of
       SAIF Assessment Charge (4)    69.02%   89.00%   70.53%    78.13%
     Average Interest Earning
      Assets to Average Interest
      Earning Liabilities           110.98%  105.64%  112.09%   104.94%


                                                       Sept. 30,  Dec. 31,
     REGULATORY CAPITAL RATIOS                           1996       1996
                                                         ----       ----

     Tangible Capital Ratio                               9.87%    10.28%
     Core Capital Ratio                                   9.87%    10.28%

     ASSET QUALITY RATIOS

     Non-Performing Loans to Total Net Loans              1.80%     2.87%
     Non-Performing Loans to Total Assets                  .86%     1.01%
     Non-Performing Assets to Total Assets                 .97%     1.12%
     Allowance for Loan Losses to Non-Performing
       Loans                                             61.42%    57.66%
     Allowance for Loan Losses to Total Net Loans         1.11%     1.66%

     OTHER DATA

     Number of Deposit Accounts                         51,448    50,062
     Number of Offices                                      16        15



     Notes to Selected Financial Ratios

     (1)  Ratios are annualized where appropriate.

     (2) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average costs of average interest-bearing liabilities.

     (3) Net interest margin represents net interest income as a percent of average interest-earning assets.

     (4) Total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.